Exhibit 99.1

ProCap Financial purchases more Bitcoin and joins the 5,000 Bitcoin club

New York, NY, December 10, 2025 – ProCap Financial (Nasdaq: BRR), a modern financial services firm leveraging Bitcoin, today announced the Company increased its total bitcoin holdings to 5,000 bitcoin, further solidifying its position as one of the largest holders of bitcoin in the public markets. With more than $175 million in cash after the transaction, the Company also maintains a strong balance sheet to support its strategy and operations.

As part of the bitcoin purchase, ProCap Financial capitalized on a realized loss, which may be used to offset future gains and provide strategic flexibility.

“We pride ourselves on our ability to combine the rigor and discipline of traditional capital allocation with bitcoin investment expertise,” said Anthony Pompliano, CEO of ProCap Financial. “By using a tax conscious optimization strategy, we created real value for shareholders. The age of abundance is coming and we believe bitcoin is the hurdle rate.”

This transaction reinforces ProCap Financial’s strategy to maximize long-term bitcoin accumulation, leveraging the team’s professional capital allocation expertise to build lasting shareholder value.

About ProCap Financial

ProCap Financial, a modern financial services firm leveraging bitcoin, is built for independent investors who have long been overlooked by Wall Street. Founded in 2025, the company raised more than $750 million from leading investors and is traded on Nasdaq under the symbol BRR. www.procapfinancial.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially. Such risks include those described under “Risk Factors” in most recent SEC filings. We caution readers not to place undue reliance on forward-looking statements, which reflect our views only as of the date of this release. We undertake no obligation to update such statements, except as required by law.

MEDIA CONTACT

Erica Chase
press@procapfinancial.com